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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors and Stockholders
SERENA Software, Inc.

We consent to incorporation by reference in the registration statement (No. 333-84467) on Form S-8 of SERENA Software, Inc. of our reports dated
February 14, 2000, except as to Note 11 which is as of March 13, 2000, with respect to the consolidated balance sheets of SERENA Software, Inc. and Subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 2000, and related financial statement schedule, which reports appear in the January 31, 2000, annual report on Form 10-K of SERENA Software, Inc.

                                          /s/ KPMG LLP

Mountain View, California
April 27, 2000